Exhibit 23.8

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

The undersigned hereby agrees to serve as a member of the board of directors of SI Financial Group, Inc. (the “Company”) and hereby consents (pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”)) to the use of his name in the Company’s Registration Statement on Form S-4 filed on April 19, 2013 and all amendments, including post-effective amendments, to that Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act.

April 19, 2013	/s/ Kevin M. McCarthy
Date	Kevin M. McCarthy